Exhibit (a)(5)(xviii)

Viston United Swiss AG Withdraws Offer to Acquire

Petroteq Energy Inc.

TORONTO, August 29, 2022 – Viston United Swiss AG (“Viston”) and its indirect, wholly-owned subsidiary, 2869889 Ontario Inc. (the “Offeror”) today announced that the Offeror’s all-cash offer (the “Offer”) to acquire all of the issued and outstanding common shares (“Common Shares”) of Petroteq Energy Inc. (“Petroteq”) (TSX-V: PQE; OTC: PQEFF; FSE: PQCF) has been withdrawn.

Viston and the Offeror have withdrawn the Offer following an evaluation of recent developments in connection with the Offer, including, without limitation, the rejection by the Committee on Foreign Investment in the United States of the joint voluntary notice submitted by the Offeror and Petroteq in connection with the Offer. As a result of such developments, Viston and the Offeror concluded that several conditions to the Offer (as restated in the Offeror’s Fifth Notice of Extension dated July 22, 2022 under the heading “Conditions of the Offer”) are incapable of being satisfied or are likely to be unsatisfied as of the scheduled Expiry Time of 5:00 p.m. (Toronto time) on September 9, 2022.

Petroteq shareholders that have tendered their Common Shares to the Offer will have their Common Shares returned by the Depositary, Kingsdale Advisors (“Kingsdale”), in accordance with the procedures set out in the Offer. Deposited Common Shares will be returned to the depositing Shareholder as soon as practicable, by either (i) Kingsdale sending certificates representing the Common Shares by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Petroteq, or (ii) in the case of Common Shares deposited by book-entry transfer of such Common Shares, by Kingsdale arranging for such Common Shares to be credited to the depositing holder’s account maintained with intermediaries at CDS or DTC, as applicable. Shareholders with questions may contact Kingsdale at the contact details listed below.

Additional Information

This news release relates to a tender offer which Viston, through the Offeror, made to Shareholders. The Offer was made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase and Circular dated October 25, 2021, the Notice of Variation and Extension dated February 1, 2022, the Second Notice of Extension dated February 24, 2022, the Third Notice of Extension dated April 14, 2022, the Fourth Notice of Variation and Extension dated June 17, 2022 and the Fifth Notice of Extension dated July 22, 2022, the letter of transmittal and other related offer documents) initially filed by Viston on October 25, 2021, as subsequently amended. These materials, as may have been amended from time to time, contained important information, including the terms and conditions of the Offer.

Investors and security holders of Petroteq are urged to read the tender offer statement (including the Offer to Purchase and Circular dated October 25, 2021, the Notice of Variation and Extension dated February 1, 2022, the Second Notice of Extension dated February 24, 2022, the Third Notice of Extension dated April 14, 2022, the Fourth Notice of Variation and Extension dated June 17, 2022, the Fifth Notice of Extension dated July 22, 2022, the letter of transmittal and other related offer documents) and any other documents filed with the United States Securities and Exchange Commission (“SEC”) carefully in their entirety as they contain important information. Any investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Viston through the web site maintained by the SEC at www.sec.gov or by contacting Kingsdale Advisors, the Information Agent and Depositary in connection with the offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

For More Information

Media inquiries:

Hyunjoo Kim

Vice President, Strategic Communications and Marketing

Kingsdale Advisors,

Direct: 416-867-2357

hkim@kingsdaleadvisors.com

For questions regarding the return of Common Shares tendered to the Offer, please contact:

Kingsdale Advisors

130 King Street West, Suite 2950

Toronto, ON M5X 1E2

North American Toll Free: 1-866-581-1024

Outside North America: 1-416-867-2272

Email: contactus@kingsdaleadvisors.com

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